Pursuant to Rule 424(b)(3)
Registration No. 333-81485
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 22, 2003)
      The Home Depot, Inc. is pleased to offer you the opportunity to participate in DepotDirect, a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock.
     Shares of common stock of The Home Depot, Inc. are listed on the New York Stock Exchange under the trading symbol “HD.” On December 14, 2005, the closing price of the common stock was $42.48.
Program highlights include:

•	Purchase Home Depot common stock through a convenient, low cost method

•	Build your investment over time, starting with as little as $500

•	Purchase shares directly through the Internet or by check

•	Automatically reinvest your Home Depot dividends

•	Authorize automatic monthly investments in Home Depot common stock from your checking or savings account

•	Invest up to $250,000 per year
Program Documents
     The program is described in two documents. The first document is this prospectus supplement, which updates and changes certain information relating to enrollment in the program and the terms thereof contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second document is the accompanying prospectus, which gives detailed information about DepotDirect. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus, as well as additional information incorporated by reference in this prospectus supplement and the accompanying prospectus.
     This prospectus supplement and the accompanying prospectus relate to 6,000,000 shares of Home Depot common stock, par value $.05 per share, to be offered for purchase under DepotDirect.
     Please read this prospectus supplement and the accompanying prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about DepotDirect, please call Computershare Trust Company, N.A., a wholly-owned subsidiary of Computershare Shareholder Services, Inc., the Program Administrator, toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.
     Shares of Home Depot common stock are not insured or protected by any governmental agency, and involve investment risk, including the possible loss of principal. In addition, dividends may be reduced.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus supplement and the accompanying prospectus or determined if this prospectus supplement and the accompanying prospectus are accurate or adequate. Any representation to the contrary is a criminal offense.
     This prospectus supplement and the accompanying prospectus are not an offer to sell securities and they are not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through DepotDirect are offered only through a registered broker-dealer in those jurisdictions.
The date of this Prospectus Supplement is December 21, 2005.

THE COMPANY
      The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 30, 2005. As of October 30, 2005, we were operating 1,972 stores. Most of our stores are Home Depot® stores. A description of our Home Depot stores, The Home Depot Supply and our other store formats follows.
      Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 105,000 square feet of enclosed space, with approximately 22,000 additional square feet of outside garden area. As of October 30, 2005, we had 1,913 Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico.
      In addition to Home Depot stores, we have a store format that sells products and services primarily for home decorating and remodeling projects called Expo Design Center and two store formats focused on professional customers called The Home Depot Supply and Home Depot Landscape Supply. As of October 30, 2005, we were operating 34 Expo Design Center stores, five The Home Depot Supply stores and 11 Home Depot Landscape Supply stores. We also have two The Home Depot Floor Stores located in Texas and Florida that primarily sell flooring products.
      The Home Depot Supply distributes products and sells installation services primarily to professional business contractors, businesses and municipalities. The Home Depot Supply operates in the following three primary areas:

•	Maintenance, Repair and Operations (“MRO”) supplies maintenance, repair and operating products primarily to multi-family housing, hospitality and lodging facilities. Included under MRO are National Waterworks, Inc. and Apex Supply Company, Inc. National Waterworks provides a wide range of water and wastewater related products and services through 138 branches in 36 states. Apex Supply is a wholesale supplier of plumbing, HVAC, appliances and other related professional products with 25 locations in the Southeast. MRO also distributes its products through 20 distribution centers located in 14 states.

•	Builder provides products and arranges installation services for production home builders through 34 Creative Touch Interiors locations in 15 states. Builder also includes Williams Bros. Lumber Company, LLC, a supplier of lumber and building materials to home builders through 16 branches in Georgia.

•	Professional Supply includes various brands, including White Cap and Contractor’s Warehouse. White Cap distributes specialty hardware, tools and materials to construction contractors through 94 branches in 23 states. Contractor’s Warehouse caters to small contractors and remodeling tradesmen through seven stores located in California.
      The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is 770-433-8211. The telephone number for the Investor Relations Department is 770-384-2387.

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SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS
      Certain statements we make in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including any statements related to Net Sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, Net Earnings performance, including Depreciation expense, stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to:

•	economic conditions in North America;

•	changes in our cost structure;

•	the availability of sourcing channels consistent with our strategy of differentiation;

•	conditions affecting new store development;

•	conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions;

•	the success of our technology initiatives in improving operations and customers’ in-store experience;

•	our ability to identify and respond to evolving trends in demographics and consumer preferences;

•	the relative success of our expansion strategy, including our ability to identify acquisition opportunities, particularly in markets outside of the United States, and our ability to complete acquisitions on financially attractive terms and integrate them with our other businesses;

•	our ability to create appropriate distribution channels for key sales platforms;

•	our ability to attract, train and retain highly-qualified associates;

•	the impact of new accounting standards;

•	the impact of competition; and

•	decisions by management related to possible asset impairments, regulation and litigation matters.
      Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and “Incorporation of Information We File With the SEC” in the accompanying prospectus.

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INFORMATION ABOUT DEPOTDIRECT
      Certain requirements and procedures for enrolling in DepotDirect have changed. Set forth below is updated information with respect to enrolling in the program.
      Specifically, the information below updates and changes the information set forth in the responses to Questions 1, 7, 8, 9, 11, 14, 21, 22, 26 and 27 and “Where You Can Find More Information” in the accompanying prospectus. You should look solely to this prospectus supplement rather than the accompanying prospectus for answers to those questions and the information contained in that section.

1.	What is DepotDirect?
      DepotDirect is a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings. Participants in the program will have their dividends automatically reinvested in Home Depot common stock. Participants may also elect to make optional cash investments through the Program Administrator, Computershare Trust Company, N.A.
      Participation in DepotDirect is voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at Computershare’s website, www.computershare.com/equiserve.

7.	I am not currently a Home Depot stockholder. How do I enroll in the program?
      If you do not currently own any Home Depot common stock and you wish to become a stockholder and a participant in DepotDirect, you may join the program by using one of the following methods.

Internet
Go to www.equiserve.com and follow the instructions provided for opening a Home Depot stockholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may a) authorize a one-time deduction from your U.S. bank account for at least $500 up to a maximum of $250,000, or b) establish an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months.
      Mail
Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may a) enclose a check for a minimum of $500 up to a maximum of $250,000, made payable to “Computershare – Home Depot”, or b) authorize an automatic monthly deduction from your U.S. bank account for a minimum of $50 for at least 10 consecutive months (an automatic investment application is provided on the reverse side of the enrollment form).
      All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.
      Additional enrollment materials can be obtained by calling 1-877-437-4273. Please note that a one-time initial investment fee of $5 will be deducted from your initial investment amount. See Question 8 in this prospectus supplement for a complete summary of the fees associated with the program.

8.	Are there fees associated with participation?
      Computershare will deduct a service charge for each transaction made for you, whether the transaction is a reinvestment of dividends, a purchase of shares or a sale of shares held through DepotDirect. For subsequent purchases and dividend reinvestments, that service charge is 5% of the

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amount of your investment, up to a maximum of $2.50 per transaction. In addition, you will be charged your proportionate share of processing fees on each purchase transaction. Such fees include the applicable brokerage commissions Computershare is required to pay. Your share of brokerage commissions on small transactions may be less than usual since Computershare will buy or sell shares in volume for all participants and that commission savings will be passed on to each participant
      If you ask Computershare to sell some or all of your shares, you will be charged an administrative service charge of $10, plus your share of processing fees which include the applicable brokerage commissions Computershare is required to pay.
      The fees associated with enrollment and participation in the program are summarized in the chart below:

Costs to the Participant

Processing Fees
(including brokerage
	One Time Fee	Service Charge	commissions)

Initial Investment Fee for First-Time Investors	$5, deducted directly from the initial investment received	None	Historically, $0.05 per share

Subsequent Purchases and Dividend Reinvestments	None	5% of investment, up to a maximum of $2.50	Historically, $0.05 per share

Sales	None	$10	Historically, $0.15 per share

Insufficient Funds	$25, see Question 17 for more information	None	None

      These fees are subject to change at any time upon written notification to you. Any change in fees applies to all transactions in your program account that occur after the effective date of the change.

9.	What are the dividend payment options?
      Investors electing to participate in DepotDirect on or after February 1, 2006 will be automatically enrolled in full dividend reinvestment. In full dividend reinvestment, Computershare will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock.
      Computershare will begin to reinvest your dividends automatically on the next dividend payable date after Computershare receives your fully completed enrollment form and initial investment. If your completed enrollment form and initial investment arrive after the record date, reinvestment may not begin until the following dividend.
      Investors who were program participants prior to February 1, 2006 will maintain their current dividend reinvestment option. Program participants that previously elected not to have their dividend automatically reinvested may elect to begin having their dividends automatically reinvested at any time by completing and submitting a new enrollment form online or through the mail, or by contacting Computershare directly at 1-800-577-0177. Program participants whose dividends are currently automatically reinvested may not elect to receive their dividends in cash. If you notify Computershare of your election to automatically reinvest your dividends after the record date, reinvestment may not begin until the following dividend. See Question 26 for further information about changing your dividend reinvestment option.

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11.	What are the minimum and maximum amounts for optional cash investments?
      In addition to increasing your holdings of Home Depot common stock through the reinvestment of dividends, you may make optional cash investments in Home Depot common stock. Each additional investment must be for a minimum of $50, subject to a maximum of $250,000 per year. Whether participating through the use of a personal check, through the online investment feature or through automatic monthly investments, the $50 minimum and $250,000 annual maximum apply.
      If you are not a registered stockholder and are a first-time investor in DepotDirect, your initial investment must be for at least $500 and cannot exceed the $250,000 annual maximum.
      For purposes of applying the $250,000 annual maximum, Computershare will combine all investments, including initial and additional optional cash and automatic monthly deductions, but will exclude dividend reinvestments. All optional cash must be payable in U.S. dollars and drawn on a U.S. bank.

14.	When will shares be purchased under the program?
      General. Computershare will attempt to buy Home Depot common stock in the open market through a registered broker-dealer at least twice each week, typically each Tuesday and Thursday.

•	If you are investing by mail, Computershare must receive your physical check at least two business days prior to an investment date. Optional cash investments not received before the applicable investment date deadline will be applied to purchase shares on the following investment date.

•	If you are investing online, please refer to your confirmation page for the estimated debit and investment date for your one-time deduction.
      Computershare will commingle all funds received from participants. If the Tuesday or Thursday is not a day on which the New York Stock Exchange is open, then the investment will occur on the next business day. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by Computershare.
      Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made only on the last Thursday of each month. If the last Thursday of a month is not a day on which the New York Stock Exchange is open, then the investment will occur the following business day. Your account will be debited two business days prior to the investment date. For example, assuming that each day in this example is a business day, if the last day of the month is Friday, the 30th, your account would be debited on Tuesday, the 27th, for an investment on Thursday, the 29th.
      Dividend Reinvestments. Computershare will combine the dividend funds of all program participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order). If the dividend payment date falls on a day the New York Stock Exchange is not open, then the investment will occur on the next business day. In addition, if the dividend is payable on a day that cash is to be invested, dividend funds may be commingled with any pending cash investments and a combined order may be executed.

21.	How do I replace a lost, stolen or destroyed stock certificate?
      If your stock certificate is lost, stolen or destroyed, you should notify Computershare immediately so that a stop transfer can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist Computershare in identifying which certificate to place a stop against (ex. certificate number, number of shares, date issued, etc.). Computershare will send you the forms necessary for issuing a replacement certificate. Please note that there is a premium of approximately 3% of the market value of the shares (minimum of $20.00) charged to purchase the replacement indemnity bond.

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22.	May I add my certificate shares of Home Depot common stock to my program account for safekeeping?
      At the time of enrollment in the program or at any later time, you may use the program’s share certificate safekeeping service to deposit with Computershare any Home Depot common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your DepotDirect account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to Computershare at the address provided in Question 27. You should not sign the certificate(s) or complete the assignment section. There is no charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by certified or registered mail, return receipt requested and insured for 3% of the market value, or by some other form of traceable delivery.
      Shares held through your DepotDirect account will be protected against certificate loss, theft and damage.

26.	How may I modify or close my DepotDirect account?

•	Changing your reinvestment option to “Reinvest All Your Dividends.”
      Program participants who previously elected not to reinvest their dividends may elect to begin reinvestment at any time. Such requests can be made online, over the telephone or in writing. By changing your option, Computershare will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock. In order to be effective for a particular dividend, EquiServe must receive your request on or prior to the record date associated with such dividend. If your request is received after the record date, your dividend will not be reinvested. Instead, you will either receive your dividend by check or by a direct deposit into your bank account consistent with your previous election. Your election to fully reinvest your dividend will be effective for each dividend subsequently declared. Record dates are usually 10 business days prior to dividend payment dates.

•	Closing your DepotDirect account.
      You may close your DepotDirect account by:

(a)	Requesting Computershare to move your whole shares in book-entry form into the Direct Registration System, or DRS. The DRS allows you to maintain your whole shares in book-entry form on the records of Home Depot. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. If you move all of your shares into DRS, no fractional shares will be moved into DRS. Instead, a check will be issued for the then current market value of any fractional share, less any applicable processing fees.

(b)	Requesting Computershare to issue a stock certificate for all of your whole shares and a check for the value of any fractional share.

(c)	Requesting Computershare to sell the shares held in your program account on the open market and remit you a check for the proceeds for all full and fractional shares, less a service charge of $10 and applicable processing fees. See Question 23 for additional information on sales.
      In order to be effective for a particular dividend, Computershare must receive a request to close your DepotDirect account at least five business days prior to the dividend payment date.

27.	Who administers DepotDirect? How do I contact them?
      Computershare Trust Company, N.A. is the Program Administrator. Computershare Shareholder Services, Inc. acts as service agent for Computershare Trust Company, N.A. for some of these services. Computershare directs the purchase of Home Depot common stock acquired under DepotDirect, holds

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such shares of common stock, keeps records, sends statements of account activity to participants and performs other related duties.
      You may contact Computershare by:
      • Internet: www.computershare.com/equiserve
      • Telephone: 1-800-577-0177
      • Mail: DepotDirect
                  c/o Computershare
                  P.O. Box 43016
                  Providence, RI 02940-3016
      Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.
WHERE YOU CAN FIND MORE INFORMATION
      Home Depot files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room 100 F Street, N.E Room 1580 Washington, DC 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      This prospectus constitutes part of a registration statement on Form S-3 filed by Home Depot under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      Please see the accompanying prospectus for all other information regarding DepotDirect.

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Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-81485
PROSPECTUS
      The Home Depot, Inc. is pleased to offer you the opportunity to participate in DepotDirect, a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock.
      Shares of Common Stock of The Home Depot, Inc. are listed on the New York Stock Exchange under the trading symbol “HD.” On April 21, 2003, the closing price of the common stock was $27.47.
Program highlights include:

•	Purchase Home Depot common stock through a convenient, low-cost method

•	Build your investment over time, starting with as little as $250

•	Purchase shares directly through the Internet or by check

•	Arrange to have your Home Depot dividends automatically reinvested

•	Authorize automatic monthly investments in Home Depot common stock from your checking or savings account

•	Invest up to $100,000 per year
      This prospectus relates to 6,000,000 shares of Home Depot common stock, par value $.05 per share, to be offered for purchase under DepotDirect.
      Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about DepotDirect, please call EquiServe Trust Company, N.A., the Program Administrator, toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.
      The shares of Home Depot common stock being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible gain or loss of principal. In addition, dividends may go up and down.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through DepotDirect are offered only through a registered broker-dealer in those jurisdictions.
The date of this Prospectus is April 22, 2003.

THE COMPANY
INFORMATION ABOUT DEPOTDIRECT
1. What is DepotDirect?
7. I am not currently a Home Depot stockholder. How do I enroll in the program?
8. Are there fees associated with participation?
9. What are the dividend payment options?
11. What are the minimum and maximum amounts for optional cash investments?
14. When will shares be purchased under the program?
21. How do I replace a lost, stolen or destroyed stock certificate?
22. May I add my certificate shares of Home Depot common stock to my program account for safekeeping?
26. How may I modify or close my DepotDirect account?
27. Who administers DepotDirect? How do I contact them?
THE COMPANY
INFORMATION ABOUT DEPOTDIRECT
1. What is DepotDirect?
2. What options are available under the program?
3. Who is eligible to participate in DepotDirect?
4. Can non-U.S. citizens participate in DepotDirect?
5. How does a Home Depot stockholder enroll in DepotDirect?
6. I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the program?
7. I am not currently a Home Depot stockholder. How do I enroll in the program?
8. Are there fees associated with participation?
9. What are the dividend payment options?
10. How do I make an additional investment?
11. What are the minimum and maximum amounts for optional cash investments?
12. What transactions can I conduct through EquiServe’s online services?
13. What is the source of Home Depot common stock purchased through the program?
14. When will shares be purchased under the program?
15. At what price will shares be purchased?
16. Will fractional shares be purchased?
17. How are payments with “insufficient funds” handled?
18. Will interest be paid on DepotDirect accounts?
19. Who will hold the additional shares purchased through DepotDirect?
20. How may I receive a stock certificate?
21. How do I replace a lost, stolen or destroyed stock certificate?
22. May I add my certificate shares of Home Depot common stock to my program account for safekeeping?
23. How may I sell shares I hold through the program?
24. Can I transfer shares that I hold in the program to someone else?
25. I’ve just moved. How can I request a change of address or update other personal data?
26. How may I modify or close my DepotDirect account?
27. Who administers DepotDirect? How do I contact them?
28. What reports will I receive?
29. What if Home Depot issues a stock dividend or declares a stock split or rights offering?
30. How do I vote my DepotDirect shares at stockholders’ meetings?
31. Can the program be changed?
32. What are the responsibilities of Home Depot and EquiServe under DepotDirect?
33. What are the federal income tax consequences of participating in the program?
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC

THE COMPANY
      The Home Depot, Inc. (“Home Depot” or the “Company”) is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales volume for fiscal 2002. At the end of the fiscal year ended February 2, 2003 (“fiscal 2002”), we were operating 1,532 stores. Most of our stores are either Home Depot® stores or EXPO Design Center® stores. A description of each of these types of stores is as follows:

•	Home Depot Stores: Home Depot stores sell a wide assortment of building materials and home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 108,000 square feet of enclosed space, with an additional approximately 22,000 square feet in the outside garden area. At the end of fiscal 2002, we had 1,471 Home Depot stores throughout the United States (including Puerto Rico), Canada and Mexico. In February 2002, the Company sold its four stores in Argentina.

•	EXPO Design Center Stores: EXPO Design Center stores sell products and services primarily for home decorating and remodeling projects. Unlike Home Depot stores, EXPO Design Center stores do not sell building materials and lumber. EXPO Design Center stores offer interior design products, such as kitchen and bathroom cabinetry, soft and hard flooring, appliances, window treatments, lighting fixtures and installation services. An average EXPO Design Center has approximately 100,000 square feet of enclosed space. At the end of fiscal 2002, we were operating 52 EXPO Design Center stores in the United States.
      In addition to Home Depot and EXPO Design Center Stores, we also have two new store formats focused on the professional customer called Home Depot Supply and Home Depot Landscape Supply. At the end of fiscal 2002, we were operating five Home Depot Supply stores and three Home Depot Landscape Supply stores. We also have one test store located in Texas called The Home Depot Floor Storesm that sells only flooring products.
      We operate four wholly-owned subsidiaries, Georgia Lighting, Inc., Apex Supply Company, Inc., Your “other” Warehouse, Inc. and HD Builder Solutions Group, Inc. Georgia Lighting®, a specialty lighting designer, distributor and retailer, has five showroom locations in Georgia. Apex Supply Company is a wholesale supplier of plumbing, HVAC, appliances and other related professional products with 23 locations in Florida, Georgia, South Carolina and Tennessee. Your “other” Warehouse® is a plumbing distributor that focuses on special order fulfillment through its five distribution centers and one call center located in Louisiana and Nevada. HD Builder Solutions Group, Inc. provides products and arranges flooring installation services for professional homebuilders through 16 locations in Maryland, Virginia, New Jersey, Ohio, Pennsylvania, Kentucky, Florida, Colorado and Arizona. This business was acquired in October 2002 when the Company acquired substantially all of the assets of FloorWorks, Inc. and Arvada Hardwood Floor Company, and all of the common stock of Floors, Inc.
      In addition to these subsidiaries, we offer products through two direct marketing subsidiaries. Maintenance Warehouse®, a wholly-owned subsidiary, is a direct marketer of maintenance, repair and operations products serving primarily the multi-family housing and lodging facilities management market. The company fills orders through its 21 distribution centers, which are located in the United States. National Blinds & Wallpapersm, a wholly-owned subsidiary operating under the name Designplace Directsm, is a mail order service for wallpaper, custom window treatments and rugs.
      The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024. The telephone number is (770) 433-8211. The telephone number for the Investor Relations Department is (770) 384-3049.

FORWARD-LOOKING STATEMENTS
      Certain statements we make in this prospectus or in documents incorporated by reference into this prospectus, and other written and oral statements constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to certain risks and uncertainties that could cause actual results to differ materially from Home Depot’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to:

•	fluctuations in and the overall condition of the U.S. economy;

•	stability of costs and availability of sourcing channels;

•	conditions affecting new store development;

•	our ability to implement new technologies and processes;

•	our ability to attract, train and retain highly-qualified associates;

•	unanticipated weather conditions;

•	the impact of competition; and

•	regulatory and litigation matters.
      You should not place undue reliance on such forward-looking statements, since such statements speak only as of the date they are made. Additional information regarding these and other risks is contained in the Company’s periodic filings with the Securities and Exchange Commission. To obtain a copy of our SEC filings, see “Where You Can Find More Information” and “Incorporation of Information We File With the SEC.”
INFORMATION ABOUT DEPOTDIRECT
      The following questions and answers explain and constitute DepotDirect.
1. What is DepotDirect?
      DepotDirect is a convenient and low-cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock. Participants in the program may elect to have dividends automatically reinvested in Home Depot common stock and/or to make optional cash investments through the Program Administrator, EquiServe Trust Company, N.A.
      Participation in DepotDirect is entirely voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at EquiServe’s website, www.equiserve.com.
2. What options are available under the program?
      DepotDirect allows participants to:

•	Make initial investments in Home Depot common stock through the program;

•	Have their common stock dividends automatically reinvested in additional shares of Home Depot common stock; and

•	Make additional cash investments in Home Depot common stock, including the option to make automatic monthly purchases by authorizing deductions from a designated checking or savings account.

      Please refer to Question 8 for details on fees to be paid by participants, to Question 9 for additional information regarding dividend payment options and Question 10 for further information regarding the methods of making additional cash investments.
      Please retain all transaction statements for your records. The statements contain important tax and other information.
3. Who is eligible to participate in DepotDirect?
      All U.S. citizens are eligible to participate in DepotDirect, whether or not they are currently stockholders of Home Depot.
4. Can non-U.S. citizens participate in DepotDirect?
      Yes. If you are not a U.S. citizen, you can participate in DepotDirect, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. Home Depot reserves the right to terminate the participation of any stockholder if it deems it advisable under any foreign laws or regulations.
5. How does a Home Depot stockholder enroll in DepotDirect?
      If you are already a Home Depot stockholder of record (that is, if you own shares that are registered in your name, not your broker’s), you may join the program by accessing and completing an enrollment form online, calling EquiServe directly at 1-800-577-0177 or completing and returning the enclosed enrollment form. See Question 12 for further information regarding online services.

6.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the program?
      If your shares of Home Depot common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. Once shares are registered in your name, you can enroll in DepotDirect as described in Question 5. Please note that enrollment will only apply to the number of shares registered in your name. Alternatively, you may enroll in the program in the same manner as someone who is not currently a Home Depot stockholder, as described in Question 7.
7. I am not currently a Home Depot stockholder. How do I enroll in the program?
      If you do not currently own any Home Depot common stock and you wish to become a stockholder and a participant in DepotDirect, you may join the program by using one of the following methods.

Internet
Go to www.equiserve.com and follow the instructions provided for opening a Home Depot stockholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may a) authorize a one-time deduction from your U.S. bank account for at least $250 up to a maximum of $100,000 or b) establish an automatic monthly deduction from your U.S. bank account for a minimum of $25 for at least 10 consecutive months.

Mail
Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may a) enclose a check for a minimum of $250 up to a maximum of $100,000, made payable to “EquiServe – Home Depot” or b) authorize an automatic monthly deduction from your U.S. bank account for a minimum of $25 for at least 10 consecutive months (an automatic investment application is provided on the reverse side of the enrollment form).
      If you choose to make your initial investment through automatic monthly deductions, you must agree to continue the deductions for at least 10 consecutive months or until your investment amount reaches

$250. Please note that such deductions will continue indefinitely beyond the initial investment until you notify EquiServe to discontinue them.
      All money must be in U.S. funds and drawn on a U.S. bank. Cash and third party checks will not be accepted.
      Additional enrollment materials can be obtained by calling 1-877-437-4273. Please note that a one-time initial investment fee of $5 will be deducted from your initial investment amount. See Question 8 for a complete summary of the fees associated with the program.
8. Are there fees associated with participation?
      EquiServe will deduct a service charge for each transaction made for you, whether the transaction is a reinvestment of dividends, a purchase of shares or a sale of shares held through DepotDirect. For subsequent purchases and dividend reinvestments, that service charge is 5% of the amount of your investment, up to a maximum of $2.50 per transaction. In addition, you will be charged your proportionate share of processing fees on each purchase transaction. Such fees include the applicable brokerage commissions EquiServe is required to pay. Your share of brokerage commissions on small transactions may be less than usual since EquiServe will buy or sell shares in volume for all participants and that commission savings will be passed on to each participant.
      If you ask EquiServe to sell some or all of your shares, you will be charged an administrative service charge of $10, plus your share of processing fees which include the applicable brokerage commissions EquiServe is required to pay.
      The fees associated with enrollment and participation in the program are summarized in the chart below:

Costs to the Participant

Processing Fees
(includes brokerage
	One Time Fee	Service Charge	commissions)

Initial Investment Fee for First-Time Investors	$5, deducted directly from the initial investment received	None	Historically, $0.05 per share

Subsequent Purchases and Dividend Reinvestments	None	5% of investment, up to a maximum of $2.50	Historically, $0.05 per share

Sales	None	$10	Historically, $0.15 per share

Insufficient Funds	$25, see Question 16 for more information	None	None

      These fees are subject to change at any time upon written notification to you. Any change in fees applies to all transactions in your program account that occur after the effective date of the change.
9. What are the dividend payment options?
      You may elect to either receive dividends on your shares of Home Depot common stock in cash or reinvest those dividends to purchase additional shares. The options available to you are as follows:

•	Reinvest All Your Dividends. If you select this option, EquiServe will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock.

•	Reinvest None and Receive Dividends. If you select this option, dividends will not be reinvested. Instead, you can either receive a check for all of your cash dividends or have your dividends directly deposited into your bank account.
      If applicable, EquiServe will begin to reinvest your dividends automatically on the next dividend payable date after EquiServe receives your authorization, provided it is received on or prior to that dividend’s record date. If your request arrives after the record date, reinvestment may not begin until the following dividend. You may change your election at any time by completing and submitting a new enrollment form online or through the mail, or by contacting EquiServe directly at 1-800-577-0177. See Question 26 for further information about changing your dividend reinvestment option.
10. How do I make an additional investment?
      You may make optional cash investments by choosing among the following three options:

•	Check Investment. You may make optional cash investments in Home Depot common stock by sending to EquiServe, the Program Administrator, a check for the purchase of additional shares. The check must be made payable to “EquiServe – Home Depot”, drawn on a U.S. bank and payable in U.S. dollars. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. All checks should be sent to EquiServe at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in Question 27. EquiServe will not accept cash or third party checks.

•	Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option online at www.equiserve.com or by completing and returning an automatic debit enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow 4 to 6 weeks for the first investment to be initiated.

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying EquiServe. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.equiserve.com, calling EquiServe directly at 1-800-577-0177 or by completing and submitting a new automatic debit enrollment form. To be effective for a particular month, EquiServe must receive your request at least seven (7) business days prior to the applicable debit date.

•	Online Investments. You may make optional cash investments online through the shareholder services section of Home Depot’s website, www.homedepot.com, or at EquiServe’s website, www.equiserve.com. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.
      See Question 14 for information regarding investment dates.
11. What are the minimum and maximum amounts for optional cash investments?
      In addition to increasing your holdings of Home Depot common stock through the reinvestment of dividends, you may make optional cash investments in Home Depot common stock. Each additional investment must be for a minimum of $25, subject to a maximum of $100,000 per year. Whether participating through the use of a personal check, through the online investment feature or through automatic monthly investments, the $25 minimum and $100,000 annual maximum apply.
      If you are not a registered stockholder and are a first-time investor in DepotDirect, your initial investment must be for at least $250 and cannot exceed the $100,000 annual maximum.

      For purposes of applying the $100,000 annual maximum, EquiServe will combine all investments, including initial and additional optional cash and automatic monthly deductions, but will exclude dividend reinvestments. All optional cash must be payable in U.S. dollars and drawn on a U.S. bank.
12. What transactions can I conduct through EquiServe’s online services?
      EquiServe offers you a convenient way to invest in Home Depot common stock completely online, without having to send in any forms or checks by mail. Through EquiServe’s online services, you may:

•	Enroll in DepotDirect;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of Home Depot common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Change or terminate automatic monthly investments;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive Home Depot annual reports and other materials over the Internet.
      You can access these services through the shareholder services section of Home Depot’s website, www.homedepot.com, or at EquiServe’s website, www.equiserve.com. Participation in DepotDirect through the Internet is entirely voluntary.
      If you are currently a Home Depot stockholder, you will need your account number, social security number and password to access your account online.
13. What is the source of Home Depot common stock purchased through the program?
      Shares are usually purchased in the open market through a registered broker-dealer; however, at Home Depot’s option, newly issued or treasury shares may be purchased directly from Home Depot. Share purchases in the open market may be made on any stock exchange where Home Depot common stock is traded or by negotiated transactions on such terms as EquiServe may reasonably determine. Neither Home Depot nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by EquiServe and no one, other than EquiServe, may select the broker or dealer through or from whom purchases are to be made.
14. When will shares be purchased under the program?
      General. EquiServe will attempt to buy Home Depot common stock in the open market through a registered broker-dealer at least twice each week, typically each Tuesday and Thursday.

•	If you are investing by mail and you wish to have EquiServe purchase shares on a particular investment date, EquiServe must receive your physical check at least two business days prior to such investment date. Optional cash investments not received before the applicable investment date deadline will purchase shares on the following investment date.

•	If you are investing online, please refer to your confirmation page for the estimated debit date and investment date for your one-time deduction.
      EquiServe will commingle all funds received from participants. If the Tuesday or Thursday is not a day on which the New York Stock Exchange is open, then the investment will occur on the next business day. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by EquiServe.
      Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made only on the last Thursday of each month. If the last Thursday of a month is not a day on which the New York Stock Exchange is open, then the investment will occur the following business day. Your account will be debited two business days prior to the investment date. For example, assuming that each day in this example is a business day, if the last day of the month is Friday, the 30th, your account would be debited on Tuesday, the 27th, for an investment on Thursday, the 29th.
      Dividend Reinvestments. EquiServe will combine the dividend funds of all program participants that have authorized dividend reinvestment and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order). If the dividend payment date falls on a day the New York Stock Exchange is not open, then the investment will occur on the next business day. In addition, if the dividend is payable on a day that cash is to be invested, dividend funds may be commingled with any pending cash investments and a combined order may be executed.
15. At what price will shares be purchased?
      If shares are acquired in the open market, the purchase price will be the weighted average price per share for all shares purchased under the program for a given investment, whether purchased with optional cash investments, dividends or both. In some instances, filling a purchase order may require the execution of multiple trades in the market and may take more than one trading day to complete.
      If shares are acquired directly from Home Depot, the purchase price will be the average of the high and low prices of Home Depot common stock on a given investment date (based on the New York Stock Exchange Composite Transaction Listing).
      Home Depot expects that shares will be purchased in the open market.
16. Will fractional shares be purchased?
      If any dividend or optional cash investment is not sufficient to purchase a whole share of Home Depot common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.
17. How are payments with “insufficient funds” handled?
      In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic debit, EquiServe will consider the request for investment of that purchase null and void. EquiServe will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, EquiServe may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by EquiServe through the sale of the number of shares from your DepotDirect account necessary to satisfy the fee.
18. Will interest be paid on DepotDirect accounts?
      No. Interest will not be paid on amounts held pending investment.
19. Who will hold the additional shares purchased through DepotDirect?
      Shares purchased through DepotDirect are held in safekeeping in book-entry form on EquiServe’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

20. How may I receive a stock certificate?
      You may obtain a certificate (at no cost) for some or all of your whole shares at any time by requesting EquiServe to withdraw shares from your DepotDirect account. You may make such a request by going to www.equiserve.com, calling EquiServe directly at 1-800-577-0177 or by using the tear-off form attached to the account statement.
      Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your DepotDirect account does not affect your dividend option (for example, dividends will continue to be reinvested on the shares, if previously elected on the enrollment form) unless you withdraw all of the shares held in your DepotDirect account. Please refer to Question 26 for instructions on closing your DepotDirect account. No certificates will be issued for fractional shares of common stock; instead, the then current market value of any fractional share sold, less any processing fee, will be paid in cash.
21. How do I replace a lost, stolen or destroyed stock certificate?
      If your stock certificate is lost, stolen or destroyed, you should notify EquiServe immediately so that a stop transfer can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist EquiServe in identifying which certificate to place a stop against (ex. certificate number, number of shares, date issued, etc.). EquiServe will send you the forms necessary for issuing a replacement certificate. Please note that there is a premium of approximately 2% of the market value of the shares (minimum of $20.00) charged to purchase the replacement indemnity bond.

22.	May I add my certificate shares of Home Depot common stock to my program account for safekeeping?
      At the time of enrollment in the program or at any later time, you may use the program’s share certificate safekeeping service to deposit with EquiServe any Home Depot common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your DepotDirect account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to EquiServe at the address provided in Question 27. You should not sign the certificate(s) or complete the assignment section. There is no charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 2% of the market value, or by some other safe means.
      Shares held through your DepotDirect account will be protected against certificate loss, theft and damage.
23. How may I sell shares I hold through the program?
      You can sell some or all of the shares held in your DepotDirect account by contacting EquiServe. If the dollar value of the sale is expected to be equal to or less than $100,000, you may contact EquiServe online at www.equiserve.com or you may call EquiServe directly at 1-800-577-0177. If the dollar value of the sale is expected to exceed $100,000, you must submit your request in writing. You can do this by completing and submitting the tear-off portion of the account statement. In addition, you must submit a written request to sell shares if you have changed your address within 30 days of the sale request. EquiServe will cause your shares to be sold on the open market within five business days of receipt of your request. EquiServe may combine your shares to be sold with those of other program participants selling shares at the same time. The sales price per share will be the weighted average price per share received by EquiServe for all sales made for that day (and any succeeding days necessary to complete the sale order). Once sold, EquiServe will send you the proceeds, less a service charge of $10 and applicable processing fees. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

      EquiServe reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold and no one, other than EquiServe, will select the broker(s) or dealer(s) through or from whom sales are to be made.
      You should be aware that the price of Home Depot common stock may rise or fall during the period between a request for sale, its receipt by EquiServe and the ultimate sale on the open market. Instructions sent to EquiServe to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.
24. Can I transfer shares that I hold in the program to someone else?
      Yes. You may transfer ownership of some or all of your shares held through DepotDirect. You may call EquiServe at 1-800-577-0177 for complete transfer instructions or go to www.equiserve.com to download the appropriate materials. You will be asked to send EquiServe written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.
      You may transfer shares to new or existing Home Depot stockholders. However, a new DepotDirect account will not be opened for a transferee as a result of a transfer of less than one full share.
25. I’ve just moved. How can I request a change of address or update other personal data?
      It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call EquiServe at 1-800-577-0177 or write to them at the address provided in Question 27. You can also update your personal data through EquiServe’s online services at www.equiserve.com.
26. How may I modify or close my DepotDirect account?
      You can stop reinvesting dividends at any time. Such requests can be made online, over the telephone or in writing. You can stop dividend reinvestment by either:

•	Changing your reinvestment option to “Reinvest None And Receive Dividends.”
      By changing your option, you will be able to receive a dividend check for all of your shares (including any fraction of a share) while still keeping your shares in your DepotDirect account with EquiServe. In order to be effective for a particular dividend, EquiServe must receive your request on or prior to the record date associated with such dividend. If your request is received after the record date, your dividend may be used to purchase additional shares for your account and the request may not be effective until the following dividend payment. Record dates are usually 10 business days prior to dividend payment dates; or

•	Closing your DepotDirect account.
      You may close your DepotDirect account by:

(a)	Requesting EquiServe to issue a stock certificate for all of your whole shares and a check for the value of any fractional share.

(b)	Requesting EquiServe to sell the shares held in your program account on the open market and remit you a check for the proceeds for all full and fractional shares, less a service charge of $10 and applicable processing fees. See Question 23 for additional information on sales.
      In order to be effective for a particular dividend, EquiServe must receive a request to close your DepotDirect account at least five business days prior to the dividend payment date.

27. Who administers DepotDirect? How do I contact them?
      EquiServe Trust Company, N.A. is the Program Administrator. EquiServe Inc., an affiliate of EquiServe and a transfer agent registered with the Securities and Exchange Commission, acts as service agent for EquiServe. EquiServe directs the purchase of Home Depot common stock acquired under DepotDirect, holds such shares of common stock, keeps records, sends statements of account activity to participants and performs other related duties.
      You may contact EquiServe by:
      • Internet:  www.equiserve.com
      • Telephone: 1-800-577-0177
      • Mail: DepotDirect
                  c/o EquiServe
                  P.O. Box 43016
                  Providence, RI 02940-3016
      Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.
28. What reports will I receive?
      Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your program account activity and identify your cumulative share position. Please notify EquiServe promptly if your address changes.
      In addition, you will receive copies of the same communications sent to all other holders of Home Depot common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, you may consent to receive Home Depot materials electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of Home Depot materials and instructing you on how to view and act on them. In addition, you can review your current account status, program options and transaction history online at any time at www.equiserve.com.
      Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.
29. What if Home Depot issues a stock dividend or declares a stock split or rights offering?
      Any stock dividends or split shares of common stock distributed by Home Depot to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your program account. Such stock dividend or stock split shares will be added to your DepotDirect account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a DepotDirect account.
30. How do I vote my DepotDirect shares at stockholders’ meetings?
      In connection with any meeting of Home Depot stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your DepotDirect account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with the recommendations of Home Depot’s management. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted.
      As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.
31. Can the program be changed?
      Home Depot and EquiServe may suspend, modify or terminate the program at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include an appointment by Home Depot of a successor program administrator, who will have full power and authority to deliver services pursuant to the program or any separate, replacement service program. If DepotDirect is terminated, whole shares will continue to be held in book-entry form in your program account or distributed in certificate form at the sole discretion of Home Depot. A cash payment will be made for any fraction of a share.
      EquiServe also may terminate your DepotDirect account if you do not own at least one whole share. In the event your DepotDirect account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.
32. What are the responsibilities of Home Depot and EquiServe under DepotDirect?
      Neither Home Depot nor EquiServe will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. EquiServe will have no liability for failed executions due to reasons beyond EquiServe’s control.
      You should recognize that neither Home Depot nor EquiServe can assure you of a profit or protect you against a loss on shares purchased through DepotDirect. You must make independent investment and participation decisions based on your own judgement and research as you alone bear the risk of fluctuations in the market value of Home Depot common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.
      Although Home Depot currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Home Depot’s Board of Directors and will depend upon future earnings, the financial condition of Home Depot and other factors. Additionally, dividends may go up and down.
33. What are the federal income tax consequences of participating in the program?
      Participants in the program are advised to consult their own tax advisors with respect to the tax consequences of participation in DepotDirect (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.
      Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.
      You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your DepotDirect account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares. Your tax basis will generally equal the amount you paid for the shares (i.e., the optional cash investment and/or cash dividend plus any service charges and processing fees paid by you). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.
      Program participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the program. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.
      Dividends paid on shares, and the proceeds of any sale of shares, in DepotDirect accounts may be subject to “the backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then EquiServe must withhold 30% (or the current backup withholding rate) from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.
WHERE YOU CAN FIND MORE INFORMATION
      Home Depot files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      This prospectus constitutes part of a registration statement on Form S-3 filed by Home Depot under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
      The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.
      We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(1) our Annual Report on Form 10-K for the year ended on February 2, 2003, filed on April 21, 2003; and

(2) the section entitled “Description of Common Stock” in our Form 8-A, filed on August 24, 1981.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the time we sell all of the shares of common stock offered by this prospectus:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.
      You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
The Home Depot, Inc.
2455 Paces Ferry Road
Atlanta, Georgia 30339-4024
Attention: Investor Relations
Telephone: 770-384-4388
USE OF PROCEEDS
      Home Depot will receive proceeds from the purchase of common stock through DepotDirect only to the extent that such purchases are made directly from Home Depot, and not from open market purchases by EquiServe. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.
LEGAL OPINIONS
      The legality of the common stock covered by this prospectus was passed upon for The Home Depot, Inc. by Kelly R. Caffarelli, Esq. in an opinion dated June 23, 1999 and filed on June 24, 1999 as an exhibit to the registration statement on Form S-3. At the time of the filing, Ms. Caffarelli was Corporate Counsel of The Home Depot, Inc.
EXPERTS
      The financial statements of The Home Depot, Inc. as of February 2, 2003 and February 3, 2002, and for each of the years in the three-year period ended February 2, 2003, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of that firm as experts in accounting and auditing.

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